UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2023

SIGMATRON INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23248	36-3918470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 Landmeier Road Elk Grove Village, Illinois	60007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (847) 956-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	SGMA	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Waiver, Consent and Amendment to Credit Agreements

On April 28, 2023, SigmaTron International, Inc., a Delaware corporation (the “Company”) entered into (i) a Waiver, Consent and Amendment No. 1 to the Credit Agreement (“JPM Waiver”) by and among the Company, Wagz, Inc. (“Wagz”) and JPMorgan Chase Bank, N.A., as lender (“JPM”), with respect to that certain Amended and Restated Credit Agreement dated as of July 18, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “JPM Credit Agreement”) by and among the Company, the other loan party thereto, and JPM and (ii) a Waiver, Consent and Amendment No. 1 to the Credit Agreement (“TCW Waiver”) by and among the Company, Wagz, the financial institutions identified therein (the “TCW Lenders”) and TCW Asset Management Company LLC as administrative agent for the TCW Lenders (in such capacity, the “Agent” and collectively with the TCW Lenders and JPM, the “Lender Parties”) with respect to that certain Credit Agreement date as of July 18, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “TCW Credit Agreement” and together with the JPM Credit Agreement the “Credit Agreements”) by and among the Company, Wagz, the TCW Lenders and Agent.

The Company entered into the JPM Waiver and TCW Waiver (together, the “Waivers”) after receiving on March 2, 2023, the previously disclosed Event of Default and Reservation of Rights notice from each of JPM (“JPM Notice”) and the TCW Lenders and Agent (“TWC Notice” together with the JPM Notice, the “Notices”). As previously disclosed in the Company’s Current Report on Form 8-K filed on March 20, 2023, the Notices indicated the occurrence of certain events of default under the JPM Credit Agreement and the TCW Credit Agreement as disclosed in such Report. In addition, on March 27, 2023, the Company filed a Current Report on Form 8-K reporting the receipt of a delinquency notification letter from Nasdaq indicating that the Company was not in compliance with the continued listing requirements of Nasdaq for failing to timely file the Company’s Form 10-Q for the fiscal quarter ended January 31, 2023. This notification also constituted a default under the Credit Agreements.

In connection with the Waivers, the Company decided to exit its active involvement in the Pet Tech business that is conducted by Wagz through the sale by the Company of a majority stake in Wagz, effective April 1, 2023. Pursuant to the Waivers, the Company has agreed, among other things, to (i) if requested by the Agent, effect a corporate restructuring that would create a new holding company structure to own all of the Company’s stock through a merger pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, after which the holding company would continue as the public company, become a guarantor under the Credit Agreements and pledge to the Lender Parties all of the equity of the Company, (ii) engage a financial advisor to review certain of the Company’s financial reporting to JPM and the Agent and participate in weekly conference calls with the advisor, JPM and the Agent to discuss and provide updates on the Company’s liquidity and operations, (iii) extend the Wagz Loan (defined below), (iv) pay to JPM an amendment fee in the amount of $70,000, paid in cash, and (v) pay to the TCW Lenders an amendment fee of $395,000 and a default rate fee of $188,301, both of which were paid in kind by being added to the principal of the term loan incurred under the TCW Credit Agreement. The Waivers also amended the Credit Agreements to, among other things, (x) require that the Company maintain a minimum of $2.5 million in revolver availability under the JPM Credit Agreement, (y) modify the definition of EBITDA to allow adjustments to account for Wagz operating losses, impairment charges relating to the write-down of the Wagz business, the Wagz Note (as defined below) and net assets of the Company and Wagz, and expenses relating to the Waivers, the Wagz sale and SPA (as defined below), and (z) modify the existing Total Debt to EBITDA Ratios (as defined in the Credit Agreements) as follows:

Fiscal Quarter	Total Debt to EBITDA Ratio* (as amended)	Total Debt to EBITDA Ratio* (prior to amendment)
October 31, 2023	4.50:1.0	4.25:1.0
January 31, 2024	4.50:1.0	4.00:1.0
April 30, 2024	4.50:1.0	4.00:1.0
July 31, 2024	4.25:1.0	3.75:1.0
October 31, 2024	4.00:1.0	3.75:1.0

*	Assumes the Term Loan Borrowing Base Coverage Ratio (as defined in the Credit Agreements) is less than or equal to 1.50:1.0.

In addition, pursuant to the TCW Waiver, if the Total Debt to EBITDA Ratio for the trailing twelve month period as of the end of the most recently ended third fiscal quarter exceeds the ratios that were in effect prior to the amendment (as set forth in the far right column of the table above) for a fiscal quarter during the PIK Period (defined in the TCW Credit Agreement), then the Applicable Margin under the TCW Credit Agreement in respect of the outstanding term loan incurred thereunder would increase by an amount equal to 1.0% per annum for the fiscal quarter, with such interest being paid in kind. Furthermore, the JPM Waiver modified the definition of Applicable Margin from a fixed amount equal to 2.0% to an amount that varies from 2.00% (for revolver availability greater than or equal to $20.0 million), to 2.50% (for revolver availability greater than or equal to $10.0 million), to 3.00% (for revolver availability less than $10.0 million), and fixed the Applicable Margin at 3.00% for six months starting April 1, 2023.

In exchange for such agreements, the Lender Parties have agreed to waive all of the existing events of default under the Credit Agreements outlined in the Notices through March 31, 2023, consent to the sale of Wagz and release Wagz and its property and the Company’s 81% interest in Wagz that was sold to Buyer (as disclosed below) from the lien of the Lender Parties. Given the execution of the Waivers, the Company believes it is now in a position to complete its third quarter financial statements and file its Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2023 prior to the Nasdaq compliance deadline of May 22, 2023, as described in the Company’s Current Report on Form 8-K filed on March 27, 2023.

All other material terms of the Credit Agreements, as amended by the Waivers, remain unchanged. A description of the material terms and conditions of the Credit Agreements was previously disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended April 30, 2022, filed on July 27, 2022, and in subsequent Quarterly Reports on Form 10-Q and is incorporated herein by reference. Copies of the JPM Waiver and TCW Waiver (including as an exhibit, a marked copy of the amended TCW Credit Agreement) are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Wagz Stock Purchase Agreement

As contemplated by the Waivers, on April 28, 2023, the Company entered into a Stock Purchase Agreement (“SPA”) by and among the Company, Wagz, Vynetic LLC, a Delaware limited liability company (“Buyer”), and Terry B. Anderton, co-founder of Wagz and principal of Buyer (“Anderton”), pursuant to which the Company sold to Buyer 81% of the issued and outstanding shares of common stock of Wagz (the “Shares”) for the purchase price of one dollar. Under the SPA, the Company also agreed to provide a $900,000 working capital term loan (the “Wagz Loan”) to Wagz during the month of April 2023, while Wagz, Buyer and Anderton are actively seeking other capital and financing to support Wagz going forward. The Company agreed to work with Wagz as an EMS provider pursuant to a manufacturing agreement, but the Company did not commit to extending any further financial support beyond the Wagz Loan. On April 28, 2023, the sale of the majority interest in Wagz pursuant to the SPA was consummated with effect as of April 1, 2023, and as a result, as of the closing, the Company holds a minority 19% ownership of the Shares and Buyer holds a majority 81% of the Shares.

In addition, as contemplated by the SPA, the Company entered into a Stockholders Agreement with Buyer and Wagz to govern the relationship between the Company and Buyer in their capacities as stockholders of Wagz, which agreement included restrictions on transfer of the Shares, rights of purchase, co-sale and first refusal.

A copy of the SPA is filed herewith as Exhibit 10.3 and incorporated herein by reference.

Wagz Promissory Note

As disclosed above, in connection with the Waivers and the SPA, Wagz issued to the Company a Promissory Note (the “Wagz Note”), pursuant to which the Company agreed to provide the Wagz a term loan in the principal amount of $900,000. The Wagz Note bears interest at a rate of 6% per annum, with the first payment of accrued interest due on March 31, 2024, followed by 24 equal monthly payments of principal and interest. A final payment is due on March 31, 2026. The Wagz Note is unsecured and contains customary covenants and events of default.

A copy of the Wagz Note is filed herewith as Exhibit 10.4 and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth under the heading “Wagz Stock Purchase Agreement” and “Wagz Promissory Note” in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01.

Item 2.05	Costs Associated with Exit or Disposal Activities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.05.

As disclosed above in Item 1.01 of this Current Report on Form 8-K, on April 28, 2023, the Company consummated the sale to Buyer of 81% of the issued and outstanding shares of common stock of Wagz pursuant to the terms of the SPA, with effect as of April 1, 2023. As reported in that item, the Company incurred a $900,000 expense representing the full principal amount of the Wagz Note that was funded during April 2023. In addition, in connection with the sale, the Company expects to incur a non-cash impairment charge of approximately $2.5 million to $3.0 million related to the sale of the business, which the Company expects to record in its financial statements for the Company’s fourth quarter of its fiscal year 2023 ended April 30, 2023; the charge primarily relates to the impairment of certain assets that were not transferred to Buyer in connection with the sale transaction. This amount is in addition to the impairment charges previously reported by the Company in its Current Report on Form 8-K filed with the SEC on March 20, 2023. The Company does not expect any future capital expenditures in connection with its exit of the Pet Tech business as the Company did not commit to extending any further financial support to Wagz beyond the Wagz Loan.

Item 2.06	Material Impairments.

The information set forth under Item 2.05 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.06.

Item 8.01	Other Events

On May 4, 2023, the Company issued a press release announcing the events reported herein. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

Exhibit 10.1*	Waiver, Consent and Amendment No. 1 to the Credit Agreement dated April 28, 2023, by and among SigmaTron International, Inc., Wagz, Inc. and JPMorgan Chase Bank, N.A.

Exhibit 10.2*	Waiver, Consent and Amendment No. 1 to the Credit Agreement dated April 28, 2023, by and among SigmaTron International, Inc., Wagz, Inc. and TCW Asset Management Company LLC, as Administrative Agent, and the Lenders parties thereto.

Exhibit 10.3*	Stock Purchase Agreement, dated April 28, 2023, by and among SigmaTron International, Inc. Wagz, Inc., Vynetic LLC, and Terry B. Anderton.

Exhibit 10.4	Promissory Note dated April 1, 2023, issued by Wagz, Inc. to SigmaTron International, Inc.

Exhibit 99.1	SigmaTron International, Inc. press release dated May 4, 2023.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGMATRON INTERNATIONAL, INC.

Date: May 4, 2023	By:	/s/ Gary R. Fairhead
	Name:	Gary R. Fairhead
	Title:	Chief Executive Officer